Exhibit 10.15

22nd CENTURY GROUP, INC.

2014 OMNIBUS INCENTIVE PLAN
(Executive)

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Agreement (this “Agreement”) is made as of _________ ___, _____ (the “Effective Date” and the “Date of Grant”), between 22nd Century Group, Inc., a Nevada corporation (the “Company”), and _________________ (the “Executive”).

WHEREAS, the Company has adopted the 22nd Century Group, Inc. 2014 Omnibus Incentive Plan (the “Plan”), providing for awards to certain officers, employees, directors, consultants and advisors of the Company and its Affiliates; and

WHEREAS, the Committee has determined that it would be in the best interest of the Company and its shareholders to provide the Executive with an incentive to remain in the service of the Company and to increase shareholder value by providing the Executive with the opportunity to own Stock of the Company.

NOW THEREFORE, in consideration of the promises and mutual agreements set forth in this Agreement, the Executive and the Company hereby agree as follows:

1.       Grant of Award.

(a)       Award. The Company, as of the Effective Date, hereby grants to the Executive an award (the “Award”) of ______ restricted stock units (the “RSUs”) subject to the restrictions, terms and conditions set forth below and in the Plan.

(b)       Omnibus Incentive Plan. This Award is granted pursuant to the Plan, a copy of which the Executive acknowledges having received. The terms and conditions of the Plan are incorporated into this Agreement by reference. If there is a conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern. Capitalized terms not otherwise defined in this Agreement have the meanings set forth in the Plan.

2.       Vesting of Award.

Subject to Section 4, one-third (1/3) of the RSUs shall vest on each of the first, second, and third anniversaries of the Date of Grant. In the event the RSUs do not divide evenly into three without a fractional remainder, the number of RSUs vesting on the first and second anniversaries shall be rounded down to the nearest whole number, and all remaining unvested RSUs will vest on the third anniversary.

3.       Settlement.

As soon as reasonably practicable (but no more than thirty (30) days) after each vesting date or event (in the case of Section 4), the Company will issue to the Executive a number of Shares equal to the number of RSUs that vested on such date or event. Notwithstanding the foregoing, if the RSUs are deferred compensation subject to Section 409A of the Code, and if the Executive is a “specified employee” as of the date of his or her “separation from service” (as those terms are defined in Section 409A of the Code), then the issuance of any Shares that would otherwise be made upon the date of the Executive’s separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date and will instead be issued on the date that is six (6) months and one day after the date of the Executive’s separation from service, but only if such delay in the issuance of the Shares is necessary to avoid the imposition of additional taxation on the Executive in respect of the Shares under Section 409A of the Code.

4.       Change in Control or Termination of Employment.

In the event of (i) a Change in Control of the Company (as defined below), (ii) termination of Executive’s employment with the Company as a result of death or Disability (as defined in the Executive’s Employment Agreement or, if the Executive does not have an Employment Agreement defining Disability, as defined in the Plan), (iii) termination by Executive of his or her employment with the corporation for Good Reason (as defined in the Executive’s Employment Agreement or, if the Executive does not have an Employment Agreement defining Good Reason, as defined in the Plan), or (iv) termination of Executive’s employment with the Company without Cause (as defined in the Executive’s Employment Agreement or, if the Executive does not have an Employment Agreement defining Cause, as defined in the Plan), then all then-unvested RSUs shall become 100% vested as of the date of such event (or, in the case of a Change in Control, as of immediately prior to the date of such event). In the event of the termination of Executive’s employment for any reason not described in clauses (ii)-(iv) of the preceding sentence, all then-unvested RSUs will be forfeited as of the date of such termination without consideration therefor.

For purposes of this Agreement, a "Change in Control" shall be deemed to exist if any of the following occurs:

(a)       a person, as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than the Executive or a group including the Executive), either (1) acquires twenty percent (20%) or more of the combined voting power of the outstanding securities of the Company or any entity which directly or indirectly controls the Company, which securities have the right to vote in elections of directors of the Company or any entity which directly or indirectly controls the Company, and such acquisition shall not have been approved within sixty (60) days following such acquisition by a majority of the Continuing Directors (as defined below) then in office, or (2) acquires fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company or any entity which directly or indirectly controls the Company, which securities have the right to vote in elections of directors of the Company or any entity which directly or indirectly controls the Company; or

(b)       Continuing Directors shall for any reason cease to constitute a majority of the Board; or

(c)       the Company or any entity which directly or indirectly controls the Company disposes, by sale of stock, assets or otherwise, of all or substantially all or a material portion of the business of the Company or the business of any entity which directly or indirectly controls the Company to a party or parties other than a subsidiary or other affiliate of the Company or any entity which directly or indirectly controls the Company pursuant to a partial or complete liquidation of the Company or any entity which directly or indirectly controls the Company; or

(d)       the Board or any entity which directly or indirectly controls the Company approves the consolidation or merger of the Company or any entity which directly or indirectly controls the Company with or into any other person or entity (other than a wholly-owned subsidiary of the Company or any other entity which is directly or indirectly controlled by the Company or its parent corporation), or any other person's consolidation or merger with or into the Company or any entity, which directly or indirectly controls the Company, which results in all or part of the outstanding shares of common stock of the Company or any entity which directly or indirectly controls the Company being changed in any way or converted into or exchanged for stock or other securities or cash or any other property.

For purposes of the definition of Change in Control, the term "Continuing Director" shall mean a member of the Board or any entity which directly or indirectly controls the Company who either was a member of the Board on the date hereof or who subsequently became a director of the Company or any entity which directly or indirectly controls the Company and whose election, or nomination for election, was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office.

5.       Rights as a Shareholder; Dividend Equivalents.

The Executive shall not have any rights of a shareholder with respect to the Shares underlying the RSUs (including, without limitation, any voting rights or any right to dividends) until the Shares have been issued hereunder. If, however, after the Date of Grant and prior to the settlement date, a record date with respect to a cash dividend on the Shares occurs, then on the date that such dividend is paid to Company shareholders the Executive shall be credited with “dividend equivalents” in an amount equal to the dividends that would have been paid to the Executive if the Executive owned a number of Shares equal to the number of outstanding RSUs hereunder as of such record date. The dividend equivalents will be deemed to be reinvested in additional restricted stock units (determined by multiplying the cash dividends paid by the Fair Market Value of a Share on the dividend payment date) and will be subject to the same terms and conditions, and shall vest and be settled or be forfeited (if applicable) at the same time as the RSUs to which they are attributable.

6.       Restrictions on Transfer.

The Executive may not transfer any interest in the RSUs other than under the Executive’s will or as required by the laws of descent and distribution. The RSUs also may not be pledged, attached, or otherwise encumbered. Any purported assignment, alienation, sale, transfer, pledge, attachment or encumbrance of the RSUs in violation of the terms of this Agreement shall be null and void and unenforceable against the Company or its successors. In addition, notwithstanding anything to the contrary herein, the Executive agrees and acknowledges that (a) with respect to any Shares issued hereunder that have not been registered under the Securities Act of 1933, as amended (the “Act”), he or she will not sell or otherwise dispose of such Shares except pursuant to an effective registration statement under the Act and any applicable state securities laws, or in a transaction which, in the opinion of counsel for the Company, is exempt from such registration, and a legend will be placed on the certificates for the Shares to such effect, and (b) the Executive agrees not to sell any Shares acquired under this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale.

7.       Agreements of the Executive.

The Executive acknowledges that: (a) this Agreement is not a contract of employment and the terms of the Executive’s employment are not affected in any way by this Agreement except as specifically provided in this Agreement; and (b) the Award made by this Agreement does not confer any legal rights upon the Executive for continuation of employment or interfere with or limit the right of the Company to terminate the Executive’s employment at any time.

8.       Legal Compliance Restrictions.

The Company is not obligated to issue or deliver any certificates or make any book entry evidencing Shares subject to the RSUs unless and until the Company is advised by its counsel that the issuance and delivery of the certificates or book entry are in compliance with all applicable laws, regulations of governmental authorities and the requirements of any securities exchange upon which the Shares are traded.

9.       Taxes.

As a condition of receiving this award of RSUs, the Executive agrees to pay to the Company upon demand such amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state, or local income or other taxes due by reason of the grant, vesting or settlement of, or by reason of any other event relating to, the RSUs. However, the Executive may elect to have the Company satisfy such withholding obligations by withholding a number of Shares otherwise issuable hereunder having a Fair Market Value on the date the tax obligation arises equal to the amount to be withheld; provided, however, that the amount to be withheld may not exceed the total maximum statutory tax rates associated with the transaction to the extent needed for the Company to avoid adverse accounting treatment. If the Executive does not make the payment or election described in the foregoing, then the Company or an affiliate may withhold such taxes from other amounts owed to the Executive or may choose to satisfy the withholding obligations by withholding Shares otherwise issuable hereunder in accordance with the preceding sentence.

10.       Notices.

Except as otherwise provided in this Agreement, all offers, notices and other communications given pursuant to this Agreement will be deemed to have been properly given if in writing and (a) hand delivered, (b) mailed, addressed to the appropriate party at the address of the party as shown at the beginning of this Agreement, postage prepaid, by certified or registered mail or by Federal Express or similar overnight courier service, or (c) sent by e-mail, facsimile or similar electronic transmission, with confirmation sent by way of one of the methods provided above. Either party may from time to time designate by written notice given in accordance with the provisions of this Section any other address or party to which such notice or communication or copies thereof must be sent.

11.       Binding Effect.

This Agreement is binding upon, and inures to the benefit of, the respective successors, assigns, heirs, executors, administrators and guardians of the parties hereto.

12.       Opportunity to Review.

The Executive acknowledges and understands that this Agreement has been prepared on behalf of the Company by its legal counsel. The Executive further acknowledges and understands that it is advisable for him or her to, and he or she has had reasonable opportunity to, consult with legal counsel or other independent advisors, other than the Company’s legal counsel, with respect to the terms and conditions of this Agreement

13.       Severability.

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be enforceable under applicable law. However, if any provision of this Agreement is deemed unenforceable under applicable law by a court having jurisdiction, the provision will be unenforceable only to the extent necessary to make it enforceable without invalidating the remainder thereof or any of the remaining provisions of this Agreement.

14.       New York Law.

This Agreement will be construed and interpreted in accordance with the laws of the State of New York without regard to principles of conflicts of law.

15.       Multiple Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any party may execute this Agreement by facsimile signature and the other party is entitled to rely on such facsimile signature as evidence that this Agreement has been duty executed by that party. Any party executing this Agreement by facsimile signature must immediately forward to the other party an original signature page by overnight mail.

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed and delivered, all as of the day and year first above written.

22nd CENTURY GROUP, INC.

By:
	Name:	Henry Sicignano III
	Title:	President